UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )*

DOCUSIGN INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.0001 PER SHARE

(Title of Class of Securities)

256163106

(CUSIP Number)

DECEMBER 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 256163106

1.	Name of Reporting Persons Sigma Partners 7, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 11,554,958 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 11,554,958 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,554,958 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.0% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held by SP 7.  SM 7 is the sole general partner of SP 7 and owns no shares of the issuer directly.   SM 7 holds voting and dispositive power over the shares held by SP 7. The Sigma 7 Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the JS Entities and the Sigma 8 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the Sigma 7 Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Sigma Associates 7, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 727,877 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 727,877 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 727,877 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held by SA 7. SM 7 is the sole general partner of SA 7 and owns no shares of the issuer directly.   SM 7 holds voting and dispositive power over the shares held by SA 7. The Sigma 7 Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the JS Entities and the Sigma 8 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the Sigma 7 Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Sigma Investors 7, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 134,530 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 134,530 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 134,530 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held by SI 7.  SM 7 is the sole general partner of SI 7 and owns no shares of the issuer directly.   SM 7 holds voting and dispositive power over the shares held by SI 7. The Sigma 7 Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the JS Entities and the Sigma 8 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the Sigma 7 Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Sigma Management 7, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 12,417,365(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 12,417,365(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,417,365(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.5% (3)

12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 11,554,958 shares held by SP 7; (ii) 727,877 shares held by SA 7; and (iii) 134,530 shares held by SI 7.  SM 7 is the sole general partner of SP 7, SA 7 and SI 7 and owns no shares of the issuer directly.   SM 7 holds voting and dispositive power over the shares held by SP 7, SA 7 and SI 7. The Sigma 7 Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the JS Entities and the Sigma 8 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the Sigma 7 Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Sigma Partners 8, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,149,022 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,149,022 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,149,022 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.7% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held by SP 8.  SM 8 is the sole general partner of SP 8 and owns no shares of the issuer directly.   SM 8 holds voting and dispositive power over the shares held by SP 8. The Sigma 8 Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the JS Entities and the Sigma 7 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the Sigma 8 Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Sigma Associates 8, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 41,506 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 41,506 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 41,506 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held by SA 8. SM 8 is the sole general partner of SA 8 and owns no shares of the issuer directly.   SM 8 holds voting and dispositive power over the shares held by SA 8. The Sigma 8 Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the JS Entities and the Sigma 7 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the Sigma 8 Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Sigma Investors 8, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 12,344 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 12,344 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,344 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held by SI 8.  SM 8 is the sole general partner of SI 8 and owns no shares of the issuer directly.   SM 8 holds voting and dispositive power over the shares held by SI 8. The Sigma 8 Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the JS Entities and the Sigma 7 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the Sigma 8 Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Sigma Management 8, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,202,872 (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,202,872 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,202,872 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.7% (3)

12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 1,149,022 shares held by SP 8; (ii) 41,506 shares held by SA 8; and (iii) 12,344 shares held by SI 8.  SM 8 is the sole general partner of SP 8, SA 8 and SI 8 and owns no shares of the issuer directly.   SM 8 holds voting and dispositive power over the shares held SP 8, SA 8 and SI 8. The Sigma 8 Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the JS Entities and the Sigma 7 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the Sigma 8 Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Jackson Square Ventures I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 55,251 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 55,251 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,251 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held by JSVI. JSV is the sole general partner of JSVI and owns no shares of the issuer directly.   JSV holds voting and dispositive power over the shares held by JSVI. The JS Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the Sigma 7 Entities  and the Sigma 8 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the JS Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Jackson Square Associates I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 3,342 (2)

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 3,342 (2)

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,342 (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) The shares are held by JSA.  JSV is the sole general partner of the JSA and owns no shares of the issuer directly.   JSA holds voting and dispositive power over the shares held by JSA. The JS Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the Sigma 7 Entities  and the Sigma 8 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the JS Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

1.	Name of Reporting Persons Jackson Square Ventures, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 58,593(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 58,593(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,593(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) OO

(1) This Schedule 13G is filed by Jackson Square Ventures I, L.P. (“JSVI”), Jackson Square Associates I, L.P. (“JSA”), Jackson Square Ventures, LLC (“JSV” and, together with JSVI and JSA, the “JS Entities”), Sigma Partners 7, L.P. (“SP 7”), Sigma Associates 7, L.P. (“SA 7”), Sigma Investors 7, L.P. (“SI 7”), Sigma Management 7, L.L.C., (“SM 7” and, together with SP 7, SA 7 and SI 7, the “Sigma 7 Entities”), Sigma Partners 8, L.P. (“SP 8”), Sigma Associates 8, L.P. (“SA 8”) and Sigma Investors 8, L.P. (“SI 8”), Sigma Management 8, L.L.C. (“SM 8” and, together with SP 8, SA 8 and SI 8, the “Sigma 8 Entities”) (collectively with the JS Entities and the Sigma 7 Entities, the “Sigma Entities”).  The Sigma Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 55,251 shares held by JSVI; and (ii) 3,342 shares held by JSA.  JSV is the sole general partner of the JSVI and JSA and owns no shares of the issuer directly.   JSV holds voting and dispositive power over the shares held by JSVI and JSA. The JS Entities expressly disclaim beneficial ownership of the shares reported herein as beneficially owned by the Sigma 7 Entities  and the Sigma 8 Entities, and the inclusion of such shares in this report shall not be construed as an admission that the JS Entities beneficially own such securities.

(3) This percentage is calculated based upon 165,250,665 shares of the Common Stock outstanding as of November 30, 2018, as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on December 7, 2018.

CUSIP No. 256163106

Item 1(a)	Name of Issuer DocuSign Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices 221 Main Street, Suite 1000 San Francisco, CA 94107

Item 2(a)

Name of Person Filing
Sigma Partners 7, L.P. (“SP 7”)

Sigma Associates 7, L.P. (“SA 7”)

Sigma Investors 7, L.P. (“SI 7”)

Sigma Management 7, L.L.C. (“SM 7”)

Sigma Partners 8, L.P. (“SP 8”)

Sigma Associates 8, L.P. (“SA 8”)

Sigma Investors 8, L.P. (“SI 8”)

Sigma Management 8, L.L.C. (“SM 8”)

Jackson Square Ventures I, L.P. (“JSVI”)

Jackson Square Associates I, L.P. (“JSA”)

Jackson Square Ventures, LLC (“JSV”)

Item 2(b)	Address of Principal Business Office or, if none, Residence 2105 S. Bascom Avenue, Suite 370 Campbell, CA 95008
Item 2(c)	Citizenship
	SP 7	-	Delaware
	SA 7	-	Delaware
	SI 7	-	Delaware
	SM 7	-	Delaware
	SP 8	-	Delaware
	SA 8	-	Delaware
	SI 8	-	Delaware
	SM 8	-	Delaware
	JSVI	-	Delaware
	JSA	-	Delaware
	JSV	-	Delaware
Item 2(d)	Title of Class of Securities Common Stock
Item 2(e)	CUSIP Number 256163106

Item 3	Not applicable.

CUSIP No. 256163106

Item 4	Ownership

Sigma Entity	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
SP 7	11,554,958	11,554,958	0	11,554,958	0	11,554,958	7.0%
SA 7	727,877	727,877	0	727,877	0	727,877	0.4%
SI 7	134,530	134,530	0	134,530	0	134,530	0.1%
SM 7	0	0	12,417,365	0	12,417,365	12,417,365	7.5%
SP 8	1,149,022	1,149,022	0	1,149,022	0	1,149,022	0.7%
SA 8	41,506	41,506	0	41,506	0	41,506	0.1%
SI 8	12,344	12,344	0	12,344	0	12,344	0.1%
SM 8	0	0	1,202,872	0	1,202,872	1,202,872	0.7%
JSVI	55,251	55,251	0	55,251	0	55,251	0.1%
JSA	3,342	3,342	0	3,342	0	3,342	0.1%
JSV	0	0	58,593	0	58,593	58,593	0.1%

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent of Another Person
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8	Identification and Classification of Members of the Group
Not applicable.

Item 9	Notice of Dissolution of Group
Not applicable.

Item 10	Certification
Not applicable.

CUSIP No. 256163106

EXHIBIT INDEX

Exhibit No.

99.1

Agreement pursuant to 13d-1(k)(1) among Jackson Square Ventures I, L.P., Jackson Square Associates I, L.P., Jackson Square Ventures, LLC, Sigma Partners 7, L.P., Sigma Associates 7, L.P., Sigma Investors 7, L.P., Sigma Management 7, L.L.C., Sigma Partners 8, L.P., Sigma Associates 8, L.P., Sigma Investors 8, L.P. and Sigma Management 8, L.L.C.

CUSIP No. 256163106

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2019	JACKSON SQUARE VENTURES I, L.P.

	BY:	JACKSON SQUARE VENTURES, LLC
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

JACKSON SQUARE ASSOCIATES I, L.P.

	BY:	JACKSON SQUARE VENTURES, LLC
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

JACKSON SQUARE VENTURES, LLC

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA PARTNERS 7, L.P.

	BY:	SIGMA MANAGEMENT 7, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA ASSOCIATES 7, L.P.

	BY:	SIGMA MANAGEMENT 7, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA INVESTORS 7, L.P.

	BY:	SIGMA MANAGEMENT 7, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA MANAGEMENT 7, L.L.C.

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

CUSIP No. 256163106

SIGMA PARTNERS 8, L.P.

BY:	SIGMA MANAGEMENT 8, L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA ASSOCIATES 8, L.P.

BY:	SIGMA MANAGEMENT 8, L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA INVESTORS 8, L.P.

BY:	SIGMA MANAGEMENT 8, L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA MANAGEMENT 8, L.L.C.

By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 2019

JACKSON SQUARE VENTURES I, L.P.

	BY:	JACKSON SQUARE VENTURES, LLC
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

JACKSON SQUARE ASSOCIATES I, L.P.

	BY:	JACKSON SQUARE VENTURES, LLC
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

JACKSON SQUARE VENTURES, LLC

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA PARTNERS 7, L.P.

	BY:	SIGMA MANAGEMENT 7, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA ASSOCIATES 7, L.P.

	BY:	SIGMA MANAGEMENT 7, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA INVESTORS 7, L.P.

	BY:	SIGMA MANAGEMENT 7, L.L.C.
	ITS:	GENERAL PARTNER

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA MANAGEMENT 7, L.L.C.

	By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA PARTNERS 8, L.P.

BY:	SIGMA MANAGEMENT 8, L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA ASSOCIATES 8, L.P.

BY:	SIGMA MANAGEMENT 8, L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA INVESTORS 8, L.P.

BY:	SIGMA MANAGEMENT 8, L.L.C.
ITS:	GENERAL PARTNER

By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director

SIGMA MANAGEMENT 8, L.L.C.

By:	/s/ Gregory Gretsch
Gregory Gretsch
Managing Director